UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

ModusLink Global Solutions, Inc.

(Exact name of registrant as specified in charter)

Delaware	04-2921333
(State of incorporation or organization)	(IRS Employer Identification No.)

1601 Trapelo Road

Waltham, Massachusetts 02451

(Address of Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not applicable

                                                                                                                                                                              (If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered.

Reference is hereby made to the Registration Statement on Form 8-A filed by ModusLink Global Solutions, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) on March 22, 2012 (the “Registration Statement”), relating to the Rights Agreement between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (as amended from time to time, the “Agreement”). Such Registration Statement is hereby incorporated herein by reference. The response to Item 1 of the Registration Statement is amended to add the following paragraph as the last paragraph of Item 1:

On February 11, 2013, the Company’s Board of Directors approved, and the Company and the Rights Agent entered into, an Amendment No. 1 to the Agreement (the “Amendment”). The purpose of the Amendment is to clarify that (a) neither a Distribution Date (under and as defined in the Agreement) nor a Trigger Event (under and as defined in the Agreement) shall be deemed to have occurred, (b) neither Steel Partners Holdings L.P., a Delaware limited partnership (“Steel”) nor any of its affiliates shall be deemed an Acquiring Person (under and as defined in the Agreement) and (c) no Person shall be entitled to exercise any Rights (under and as defined in the Agreement), in each case, by reason of the entry into or the consummation of the transactions contemplated by (i) that certain Investment Agreement, dated as of February 11, 2013, by and between the Company and Steel or (ii) that certain Settlement Agreement, dated as of February 11, 2013, by and between the Company and Handy & Harman Ltd., a Delaware corporation.

The Amendment is incorporated herein by reference as an exhibit to this Registration Statement. The foregoing description of the Amendment is qualified in its entirety by reference to such exhibit.

Item 2.	Exhibits

1.	Amendment No. 1, dated as of February 11, 2013 to Rights Agreement, dated as of March 21, 2012, between ModusLink Global Solutions, Inc. and American Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed on February 13, 2013 by ModusLink Global Solutions, Inc.).

2.	Rights Agreement, dated as of March 21, 2012, between ModusLink Global Solutions, Inc. and American Stock Transfer & Trust Company, LLC, which includes the Form of Certificate of Designations of Series B Junior Participating Preferred Stock as Exhibit A, the Form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K dated March 22, 2012 of ModusLink Global Solutions, Inc.).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MODUSLINK GLOBAL SOLUTIONS, INC.

Date: February 13, 2013	By:	/s/ Peter L. Gray
	Name:	Peter L. Gray
	Title:	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary